UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2008
IXIA
(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California	91302

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 818.871.1800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	1

Item 9.01 Financial Statements and Exhibits	2
EXHIBIT 10.1

i

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On April 11, 2008, the Compensation Committee of the Board of Directors of Ixia (the “Company”) approved the Ixia 2008 Executive Officer Bonus Plan (the “2008 Bonus Plan”) under which the executive officers of the Company are eligible to receive annual cash bonuses for 2008.
Under the terms of the 2008 Bonus Plan, each executive officer of the Company named as an eligible officer therein (or designated by the Compensation Committee of the Board (the “Compensation Committee”) as an eligible officer prior to October 1, 2008) is eligible to receive cash bonuses for 2008 based on specified percentages of his or her annual base salary. Specifically, each eligible officer is entitled to receive the following bonuses:
(1)	Annual Bonus. A bonus based on the Company’s financial performance as measured by the degree to which the Company achieves two pre-set, Compensation Committee approved, financial targets for 2008 (i.e., a revenue target and an operating income-based target). The maximum amount of the annual bonus payable to an executive officer ranges from approximately 56% to 94%, depending on the officer’s title, of his or her annual base salary.

(2)	Individual Bonus. A bonus based on the degree to which the officer achieves individual business or strategic objectives which have been approved by the Compensation Committee for such officer. The maximum amount of the individual bonus payable to an executive officer ranges from 15% to 25%, depending on the officer’s title, of his or her annual base salary.
The Compensation Committee established and approved the 2008 consolidated revenue and adjusted operating income from continuing operations after bonus targets for purposes of determining the amount of annual bonuses payable to executive officers. The specific amounts of the annual bonuses and the individual bonuses will be computed in accordance with the formulas set forth in the 2008 Bonus Plan. Earned annual bonuses will be paid in one lump sum within 30 days following the date on which the Company’s consolidated financial results for 2008 are publicly announced. Individual bonuses will be paid in one lump sum within 30 days of the Compensation Committee’s determination of the percentage degree to which an executive officer has achieved his or her objectives.
Eligible officers are entitled to receive annual or individual bonuses under the 2008 Bonus Plan only if they are employed by the Company or one of its subsidiaries as an eligible officer on the date on which the bonuses are paid, unless this requirement is waived. If an executive officer commences his or her employment as an eligible officer prior to October 1, 2008, then any bonuses payable for 2008 will be subject to pro rata adjustment in accordance with the provisions of the 2008 Bonus Plan. If an executive officer commences his or her employment as an eligible officer during the fourth calendar quarter of 2008, then the officer will not be eligible to receive any bonuses for 2008.
     The maximum amounts of the annual and individual bonuses payable under the 2008 Bonus Plan to the Company’s current President and Chief Executive Officer and to the executive officers who were listed in the Summary Compensation Table included in the Proxy Statement relating to the Company’s 2007 Annual Meeting of Shareholders (as filed with the SEC on April 27, 2007) (collectively, the “Named Executive Officers”) and who currently are eligible officers for purposes of the 2008 Bonus Plan are set forth below:

		Maximum	Maximum
		Aggregate	Aggregate	Maximum
Named		Annual	Individual	Aggregate
Executive		Bonuses	Bonuses	Bonuses
Officer	Title	for 2008(1)	for 2008(1)	for 2008(1)
Atul Bhatnagar	President and Chief Executive Officer	$365,625	$97,500	$463,125
Errol Ginsberg	Chief Innovation Officer	154,688	41,250	195,938
Tom Miller	Chief Financial Officer	147,656	39,375	187,031
Victor Alston	Senior Vice President, Product Development	154,688	41,250	195,938

(1)	This amount is based on the Named Executive Officer’s current annual base salary and is subject to change if the Named Executive Officer’s annual base salary is adjusted prior to January 1, 2009. The amount payable as an annual bonus or an individual bonus will be calculated in part as a percentage of such officer’s annual base salary in effect at December 31, 2008.

(2)	Mr. Ginsberg served as the Company’s Chief Executive Officer until March 6, 2008, at which time he assumed his current position as Chief Innovation Officer
In addition to the bonuses payable under the 2008 Bonus Plan, additional bonuses may also be paid by the Company to its executive officers, but only upon the express approval of the independent members of the Board of Directors.
The foregoing description of the 2008 Bonus Plan is qualified in its entirety by reference to the copy of the 2008 Bonus Plan which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits

The following Exhibit is filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Ixia 2008 Executive Officer Bonus Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia
Dated: April 17, 2008	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Ixia 2008 Executive Officer Bonus Plan